Exhibit 4.2.6

DAYTON SUPERIOR CORPORATION
13% SENIOR SUBORDINATED NOTES DUE 2009

SIXTH SUPPLEMENTAL INDENTURE
DATED AS OF DECEMBER 14, 2006

THE BANK OF NEW YORK TRUST COMPANY, N.A.
AS TRUSTEE

SUPPLEMENTAL INDENTURE, dated as of December 14, 2006 (this “Supplemental Indenture”), between DAYTON SUPERIOR CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association duly organized under the laws of the United States, as successor trustee (the “Trustee”).

WHEREAS, Dayton Superior Corporation, an Ohio corporation (the “Issuer”), and the Trustee are parties to an Indenture, dated as of June 16, 2000 (as amended to date, the “Indenture”), pursuant to which the Issuer issued its 13% Senior Subordinated Notes Due 2009 (the “Notes”);

WHEREAS, concurrently herewith, the Issuer, an Ohio corporation, is being merged with and into the Company, with the Company as the surviving entity;

WHEREAS, pursuant to Section 5.01 of the Indenture, the Company is required to execute and deliver to the Trustee this Supplemental Indenture;

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holder, the Company and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, compliance with Article 5 of the Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement have been duly performed and complied with;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.

AGREEMENT TO ASSUME

Section 1.1             The Company hereby assumes all of the obligations of the Issuer, an Ohio corporation, under the Indenture including, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement (as defined in the Indenture).

ARTICLE II.

MISCELLANEOUS

Section 2.1             The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

Section 2.2             All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

Section 2.3             Upon execution and delivery of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.

Section 2.4             Each of the Company and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this Supplemental Indenture.

Section 2.5             All covenants and agreements in this Supplemental Indenture by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 2.6             In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7             Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 2.8             The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.

Section 2.9             This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.  Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Supplemental Indenture.

Section 2.10           All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 2.11           The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be liable or responsible for the validity or sufficiency of this Supplemental Indenture or the due authorization of this Supplemental Indenture by the Company.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

DAYTON SUPERIOR CORPORATION, a Delaware corporation

By:	/s/ THOMAS W. ROEHRIG
Name: Thomas W. Roehrig
Title: Vice President and Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ ROXANE J. ELLWANGER
Name: Roxane J. Ellwanger
Title: Assistant Vice President